SKYE INTERNATIONAL, INC.
7650 E. EVANS RD., SUITE C
SCOTTSDALE, ARIZONA 85260
(480) 993-2300

January 19, 2007

Dear SKYE Shareholder:

PRESIDENT’S LETTER TO SHAREHOLDERS

I am pleased to send you this letter on behalf of the Board of Directors and Management of SKYE to report on your company. This letter reviews past activities at SKYE and explains our plans for the future. This letter will also provide you with a better understanding of SKYE’s current business activities.

There is no doubt that 2006 was a tumultuous year for SKYE. It was a year marked by many challenges that you may have read in our public filings with the Securities and Exchange Commission. Amongst other challenges, we changed our auditors which in turn delayed our public filings and caused our SKYE common shares to be removed from trading on the NASD Bulletin Board. We experienced a significant decline in the market price of our shares. We had a preliminary injunction issued against the ESI-2000 technology owned by our subsidiary company, Envirotech Systems Worldwide, Inc. We made several critical changes in our Management and our Board. SKYE and its contractor, Jabil, experienced difficulties in finalizing the manufacturing process for the new FORTIS™ product line and, finally, we faced a derivative lawsuit filed by a couple of disgruntled stock brokers and a few shareholders.

However, 2006 was not just a year of challenges. It was also a year of achievement heralding the accomplishment of many important milestones. Some of these accomplishments include: The Company was issued several patents for SKYE’s heating technology and more patents are expected in the future; SKYE entered into a Manufacturing Services Agreement with Jabil Circuit, Inc., a New York Stock Exchange company; the Company established a network of distributors across 28 states, Canada and Mexico; SKYE’s subsidiary, Envirotech, emerged from Chapter 11 bankruptcy; and we have incorporated suggested design and engineering recommendations from critical vendors, advisors and suppliers into the new FORTIS™ product.

The most time consuming and financially onerous challenge in 2006, and likely also to continue in 2007, is the amount of litigation in which SKYE is involved. We are aggressively defending a patent lawsuit suit filed in 2002 against SKYE’s subsidiary Envirotech and the ESI-2000 product. Recently, the plaintiff patent holder has dropped one half of his patent case, and SKYE is seeking dissolution of the preliminary injunction that was issued earlier. Envirotech has also filed motions for summary judgment based upon no infringement and the invalidity of the plaintiff’s remaining patents. Although we are moving forward with newer and better technology, we believe we will be successful in the defense of this patent litigation, and that our future business activities will not be encumbered by these adverse patent claims.

www.skye-betterliving.com

Regarding the shareholder derivative suit, SKYE believes that it was initiated by two disgruntled stock brokers who had formerly provided services to SKYE to bolster an illicit attempt to take over SKYE or strip out its intellectual property and patents for the primary benefit of those brokers and others, to the irreparable detriment of SKYE and its remaining shareholders. These stock brokers were unsuccessful in receiving a new banking agreement from SKYE for their new broker-dealer firm. Our Corporate Governance Committee has carefully examined this lawsuit and concluded that it has no merit. We have also decided that it would be in the best interests of SKYE and its shareholders to file counterclaims against these stock brokers and the market participants who actively conspired with them. We will take this action on the basis that they have engaged in an illegal course of conduct that has caused significant damage to SKYE, its share price and its shareholders.

The good news is that, despite the numerous business challenges that SKYE has faced in launching what it believes to be a world class product, and despite being aggressively challenged by what it believes to be an illegal take-over attempt, SKYE has continued to succeed and build real intrinsic value for its shareholders.

As we move forward in 2007 and beyond, we will defend the Company against all threats and we will continue to execute our business plan. We will implement further corporate governance initiatives, including the adoption of a new internal accounting control procedure and corporate governance procedures. Additionally, when permitted, SKYE intends to call a shareholders’ meeting to allow the shareholders to vote on corporate matters, and we will continue our efforts to recruit new talented individuals to join SKYE’s Management. With a talented Board and committed Management, we believe we will accomplish our goal of creating, launching and marketing our world-class products.

As we move forward, there is no doubt that we will face many challenges, but we are committed to overcoming these challenges and building value for our shareholders. SKYE’s Board of Directors and Management remain confident that our business plan, though delayed by litigation, is nonetheless moving diligently forward. SKYE was recently informed that, effective January 8, 2007, our common shares were once again approved for quotation on the NASD Bulletin Board and earlier this week we were notified by the U.S. Patent and Trademark Office of the publication of yet another patent. SKYE’s Board is soliciting new sources of investment and debt financing to move forward with our new FORTIS™ product. We have been advised that the FORTIS™ will be ready for submission to Underwriters Laboratories (UL) for certification in early 2007 and, once completed, that Jabil and our other suppliers will be ready to complete the production process for the FORTIS™ product.

You will receive further communications from us in the future regarding SKYE’s progress, and you should look forward to the much anticipated launch of SKYE’s premier product - the FORTIS™ instantaneous electric water heater.

www.skye-betterliving.com

Thank you for taking the time to read this letter and we are hopeful that this information has been useful to you. Certainly, if any of you have any questions of SKYE, please do not hesitate to contact us.

Sincerely,

SKYE INTERNATIONAL, INC.

/s/ “Ronald O. Abernathy”

Ronald O. Abernathy
President

www.skye-betterliving.com